Exhibit 99.3

Hitek Global Inc.

Unit 304, No. 30 Guanri Road, Siming District

Xiamen City, Fujian Province, People’s Republic of China

January 29, 2019

VIA EDGAR

Mara L. Ransom

U.S. Securities and Exchange Commission

Division of Corporation Finance

Office of Consumer Products

100 F Street, N.E.

Mail Stop 4631

Washington, DC 20549

Re:	Hitek Global Inc.
Draft Registration Statement on
Form F-1 Submitted July 13, 2018
CIK No. 0001742341
Representation under Item 8.A.4 of Form 20-F

Dear Ms. Ransom:

The undersigned, Hitek Global Inc. (the “Company”, “HiTek,” “we”, “us” or “our”), a foreign private issuer organized under the laws of the Cayman Islands, is submitting this letter via EDGAR to the Securities and Exchange Commission (the “Commission”) in connection with the Company’s registration statement on Form F-1, as amended, initially filed confidentially on July 13, 2018 (the “Registration Statement”) relating to a proposed initial public offering and listing in the United States of the Company’s ordinary shares.

The Company has included in the Registration Statement its audited consolidated financial statements, prepared in accordance with accounting principles generally accepted in the United States of America, as of December 31, 2018 and 2017 and for each of the two fiscal years ended December 31, 2018 and 2017, and unaudited interim consolidated financial statements as of June 30, 2018 and for each of the six-month periods ended June 30, 2018 and 2017.

The Company respectfully requests that the Commission waive the requirement of Item 8.A.4 of Form 20-F, which states that in the case of a company’s initial public offering, the registration statement on Form F-1 must contain audited financial statements of a date not older than 12 months from the date of the offering (the “12-Month Requirement”). See also Division of Corporation Finance, Financial Reporting Manual, Section 6220.3.

The Company is submitting this waiver request pursuant to Instruction 2 to Item 8.A.4 of Form 20-F, which provides that the Commission will waive the 12-Month Requirement “in cases where the company is able to represent adequately to us that it is not required to comply with this requirement in any other jurisdiction outside the United States and that complying with this requirement is impracticable or involves undue hardship.” See also the 2004 release entitled International Reporting and Disclosure Issues in the Division of Corporation Finance (available on the Commission’s website at http://www.sec.gov/divisions/corpfin/internatl/cfirdissues1104.htm) by the staff of the Division of Corporation Finance of the Commission (the “Staff”) at Section III. B. c, in which the Staff notes that: “the instruction indicates that the staff will waive the 12-month requirement where it is not applicable in the registrant’s other filing jurisdictions and is impracticable or involves undue hardship. As a result, we expect that the vast majority of IPOs will be subject only to the 15-month rule. The only times that we anticipate audited financial statements will be filed under the 12-month rule are when the registrant must comply with the rule in another jurisdiction, or when those audited financial statements are otherwise readily available.”

In connection with this waiver request, the Company represents to the Commission that:

1.	The Company is not currently a public reporting company in any jurisdiction.

2.	The Company is not required by any jurisdiction outside the United States to prepare consolidated financial statements audited under any generally accepted auditing standards for any interim period.

3.	Full compliance with Item 8.A.4 of Form 20-F at present is impracticable and involves undue hardship for the Company.

4.	The Company does not anticipate that its audited financial statements for the fiscal year ended December 31, 2017 will be available until early April 2018.

5.	In no event will the Company seek effectiveness of the Registration Statement if its audited financial statements are older than 15 months at the time of the Company’s initial public offering.

The Company is filing this letter as an exhibit to the Registration Statement pursuant to Instruction 2 to Item 8.A.4 of Form 20-F.

Thank you for your consideration of the Company’s request, which we hope will be acceptable to the Chief Accountant. If additional information would be helpful in your analysis of the Company’s request or you have any questions or comments regarding the information in this letter, we ask that you forward them by electronic mail to our counsel, Joan Wu at jwu@htflawyers.com or by telephone at (212) 530-2208.

Very truly yours,

/s/ Xiaoyang Huang
Xiaoyang Huang
CEO

cc:	Joan Wu
Hunter Taubman Fischer & Li LLC